VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                         222 NORTH LASALLE STREET
                                         CHICAGO, ILLINOIS 60601
                                         312-609-7500
                                         FACSIMILE:  312-609-5005

                                         A PARTNERSHIP INCLUDING VEDDER,
                                         PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                         WITH OFFICES IN CHICAGO AND NEW
                                         YORK CITY









                                        January 4, 2000


     Universal Capital Investment Trust
     100 South Wacker Drive
     Chicago, Illinois 60606

     Ladies and Gentlemen:

          Reference is made to Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Universal Capital Investment Trust (the "Trust") in connection with the public offering of units of beneficial interest, no par value ("Shares"), in the Universal Capital Growth Fund (the "Fund").

          We have acted as counsel to the Trust, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

          Based upon the foregoing and assuming that the Trust's Agreement and Declaration of Trust dated October 18, 1990, and amended on November 2, 1990, and the By-Laws of the Trust, as amended through May 16, 1994, are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Trust on January 14, 1991 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Fund; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Agreement and Declaration of Trust and the receipt by the Trust of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Trust continues to validly exist as provided in
     (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

          The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Trust. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable for the obligations of the Fund. Thus, the risk of liability is limited to circumstances in which the Fund would be unable to meet its obligations.

          This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                   Very truly yours,

                                   /s/Vedder, Price, Kaufman & Kammholz

                                   VEDDER, PRICE, KAUFMAN & KAMMHOLZ

     DAS/RJM